Confidential

Second Amendment
to
Master Services Agreement

The Master Services Agreement dated as of November 29, 2007, consisting of the terms and conditions set forth therein and the attached schedules, all as previously amended, (the “Agreement”) by and between Graphic Packaging International, Inc. (“GPI”) and Perot Systems Corporation is hereby amended effective as of August 1, 2012 (“Second Amendment Effective Date”) by this Second Amendment (“Second Amendment”). The Parties to this Second Amendment are GPI and Dell Marketing L.P. (“Dell”) (as assignee of Perot Systems Corporation). Capitalized terms used without definition in this Second Amendment have the meanings provided in the Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Second Amendment and those of the Agreement, the terms and conditions of this Second Amendment shall control to the extent of such conflict or inconsistency. All other terms and conditions in the Agreement not amended by this Second Amendment shall remain in full force and effect.
In consideration of the terms and conditions of this Second Amendment and the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:
1.Term of Agreement. Section 1.2 (Term) of the Agreement is deleted in its entirety and replaced with the following:
The term of this Agreement (the “Term”) will begin on the Effective Date and, unless terminated earlier pursuant to Article XV (Termination) or extended pursuant to Section 1.3 (Extension), will continue until 11:59 p.m. Atlanta, Georgia time on July 31, 2017 (the “Term Expiration Date”).
2.Extension. Section 1.3(b) of the Agreement is deleted in its entirety and replaced with the following:
Notwithstanding Section 1.3(a), GPI shall have two (2) options to extend the Term for a period of up to twelve (12) months each (each such twelve (12) month period, an “Option Period”), resulting in aggregate Option Periods of up to twenty-four (24) months. Dell will provide Notice to GPI of the Term Expiration Date no less than one hundred twenty (120) days prior thereto, and, if Dell has provided such Notice to GPI in accordance with this Section 1.3(b), then GPI shall be deemed to have elected to exercise its option to extend the Term for twelve (12) months unless, by sixty (60) days prior to the Term Expiration Date, GPI provides Notice to Dell that it either (i) declines to extend the Term or (ii) elects to extend the Term but specifies a first Option Period of less than twelve (12) months. If GPI elects (or is deemed to have elected) to extend the Term for a first Option Period, then Dell also will provide Notice to GPI of the expiration of the first Option Period no less than one hundred twenty (120) days prior thereto, and, if Dell has provided such Notice to GPI in accordance with this Section 1.3(b), then GPI shall be deemed to have elected to exercised its option to extend the Term for twelve (12)

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months following the expiration of the first Option Period unless, by sixty (60) days prior to the expiration of the first Option Period, GPI provides Notice to Dell that it either (i) declines to extend the Term or (ii) elects to extend the Term but specifies a second Option Period of less than twelve (12) months. Dell will provide the Notices described in this Section 1.3(b) to both the GPI recipients identified in Section 21.8 (Notices) and the Vice President of IT Operations at GPI, all in accordance with Section 21.8 (Notices). GPI may also exercise its right to extend the Term for the Option Periods by providing Dell with Notice of such election no less than sixty (60) days prior to the original Term Expiration Date (in the case of GPI’s exercise of its right to extend the Term for the first Option Period), and no less than sixty (60) days prior to the expiration of the first Option Period (in the case of GPI’s exercise of its right to extend the Term for the second Option Period), regardless of whether Dell has provided Notice of the Term Expiration Date or the expiration of the first Option Period as provided in this Section 1.3(b). Each such extension shall be at the Charges and terms and conditions in effect (i) as of the Term Expiration Date, in the case of the first Option Period; and (ii) as of the expiration of the first Option Period, in the case of the second Option Period.
3.Procedures Manual. Dell will update the Procedures Manual as appropriate to ensure the policies and procedures as set out in the Procedures Manual are accurate and complete in accordance with Section 3.3 (Procedures Manual) of the Agreement on and after the Amendment Date, and deliver the updated Procedures Manual to GPI within ninety (90) days after the Amendment Date. The updated Procedures Manual will be subject to the written approval of GPI and Dell pursuant to the Contract Change Control Procedures.
4.Payment Terms.
4.1.    Section 4.2(a) (Monthly Invoice) is deleted in its entirety and replaced with the following:
i.Monthly Invoice. Not before the fifteenth (15th) calendar day of each calendar month (the “Base Month”), Dell will provide GPI with an invoice (the “Monthly Invoice”) setting forth the following: (i) the Monthly Service Charges for the Designated Services to be provided by Dell during that Base Month; and (ii) Adjustments to the Charges relating to Designated Services performed during the month prior to the Base Month (e.g., if the Base Month is April, the Adjustments will be made to Charges for Designated Services performed in March). Together with each Monthly Invoice, Dell will deliver to GPI such reports as are necessary for GPI to understand, evaluate and independently calculate the Adjustments reflected in the Monthly Invoice and to track its internal use of the Designated Services for charge-back purposes. Subject to Section 4.3 (Disputed Invoices), GPI will pay all amounts on the Monthly Invoice within sixty (60) days after receipt, by means of a wire transfer or other electronic means reasonably acceptable to Dell. Interest will accrue on unpaid undisputed invoiced Charges, and on unpaid disputed invoiced Charges that are in excess of the Disputed Charges Limitation, at the rate of one percent (1%) per month, commencing on the first day after such Charges were due.

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4.2.    Section 4.3(e) is deleted in its entirety and replaced with the following:
(e)    If it is finally determined, pursuant to the Dispute Resolution Procedures, that GPI owes Dell any withheld disputed amounts, then GPI will pay Dell such amounts, plus interest thereon accruing from the date such amounts were actually due (i.e., sixty (60) days following the date such amounts were invoiced) at the rate of one percent (1%) per month;
5.Benchmarking. Section 5.1(a) of the Agreement is deleted in its entirety and replaced with the following:
(a)GPI may, beginning in the 12th month following the Second Amendment Effective Date, measure the Charges under this Agreement as compared to other organizations receiving similar services (a “Benchmark”). At the option of GPI, for each Benchmark, GPI may Benchmark (a) all Designated Services or (b) the Designated Services under one or more Service Towers (the “Benchmarked Services”). GPI may not perform a Benchmark more frequently than twice during the Term. Furthermore, GPI may not Benchmark a New Service during the first twelve (12) months after Dell commences delivery of such New Services; provided that GPI may Benchmark the Service Tower that includes the New Service during such twelve (12) month period, but may not include such New Service in the Benchmark.
6.Technology Plan. Section 8.1(b) (Technology Plan) of the Agreement is deleted in its entirety and replaced with the following:
(b)    Technology Plan. GPI and Dell will jointly prepare a technology plan that addresses GPI’s service and technology requirements (the “Technology Plan”). The Technology Plan will include, among other things (i) a comprehensive assessment and strategic analysis of the Designated Services, (ii) an analysis of the Software and Equipment then utilized in connection with the Designated Services and whether modifications are necessary, and (iii) performance discussion of Key Personnel. The Technology Plan will also include a three (3) year roadmap setting direction and planning for the Designated Services and the technologies used by Dell therein (including all Equipment and Software used therein), taking into account GPI’s business priorities and strategies, and competitive market forces. At each Semi-Annual Technology Review Meeting, the Parties will update the Technology Plan. Such updates should include specific information regarding requirements, upcoming Projects and such other information that the Parties believe should be included in short-term planning. At the second Semi-Annual Technology Review Meeting for a Contract Year, the Parties will review the Technology Plan and update, as appropriate, the three (3) year technology roadmap. The Parties agree that they will use reasonable commercial efforts to use the resources theretofore allocated to the GPI account to accommodate any change to the Technology Plan, and that Dell will attempt to mitigate increases, if any, to the Charges to accommodate such change. Notwithstanding the foregoing and except as set forth in Section 8.1(c) (Changes to Technology Plan) the Parties will agree at the Semi-Annual Technology Review Meetings, upon any increased Charges for a change to the Technology Plan, and unless any such changes to Charges are agreed upon at the Semi-

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Annual Technology Review Meetings, all work related to a change to the Technology Plan will be included in the then-existing Charges. The Parties agree to cooperate in good faith to prepare and finalize the Technology Plan within the first ninety (90) days following the Second Amendment Effective Date.
7.Data Transfer Agreement. New Section 10.9 (Data Transfer Agreement) is added to the Agreement as follows:
10.9    Data Transfer Agreement. On or about the Second Amendment Effective Date, Dell as the data processor and GPI as the data controller will execute and deliver, as an addendum to this Agreement, the standard contractual clauses for international transfers of personal data that are included within European Commission Decision 2010/87/EU, in the form attached as Schedule 10.9 (Data Transfer Agreement). For the purposes of this Section 10.9 and Section 13.1(a), “personal data”, “process/processing”, “controller”, and “processor” shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.
8.Data. Section 13.1(a) of the Agreement is deleted in its entirety and replaced with the following:
(a)Ownership and Use of Data. As between Dell and GPI, GPI Data is the exclusive property of GPI. Dell will use the GPI Data only in connection with providing the Designated Services and conducting necessary testing pursuant to this Agreement, all in accordance with Dell’s obligations under this Agreement. GPI has and will have the right to transfer to Dell such GPI Data that GPI transfers to Dell that constitutes personal data.  Dell has and will have the right to transfer to GPI the personal data that Dell transfers to GPI hereunder or that Dell otherwise requires to transfer to GPI to administer lawful business processing by Dell, except to the extent such personal data is GPI Data covered by GPI instructions.  Except as otherwise expressly agreed in writing, Dell will not, and will not attempt to, sell, license, provide, disclose, use, pledge, hypothecate and/or in any other way transfer the GPI Data. All such attempts by Dell will be void, without legal effect and deemed a material breach of this Agreement. All access to GPI Data will be subject to the Confidentiality provisions set forth in Section 13.2 (Confidentiality).
9.Disentanglement Services. Section 15.12(a) of the Agreement is deleted in its entirety and replaced with the following:
15.12    Termination Assistance.
(a)    For a period specified by GPI in its discretion, commencing on the date designated by GPI, which may be no earlier than the first to occur of (i) the date on which GPI provides notice of termination, or (ii) ninety (90) days prior to the applicable date of expiration, and ending no later than twenty-four (24) months following

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the expiration or termination of this Agreement or any Service Tower for any reason (the “Termination Assistance Period”), Dell will perform, at the request of GPI, the terminated or expired Designated Services and provide to GPI or a Successor Provider any and all assistance reasonably requested by GPI to allow the terminated or expired Designated Services to continue without interruption or adverse effect, to mitigate any disruption to GPI’s business, and to facilitate the orderly transfer of responsibility for the terminated or expired Designated Services to GPI or one or more Successor Providers (collectively, the “Termination Assistance Services”). GPI acknowledges that Dell may require the Successor Provider to enter into a commercially reasonable confidentiality agreement prior to Dell sharing any Dell Confidential Information with such Successor Provider.
10.Export Controls. Section 10.4(b) of the Agreement is deleted in its entirety and replaced with the following:
(b)    Each Party agrees to comply with (i) all United States export laws and regulations issued by any U.S. Governmental Authority that govern the export or reexport of Software, hardware or technology provided hereunder (the “Products”) and any of the Designated Services, including without limitation the U.S. Export Administration Regulations, the International Traffic in Arms Regulations (“ITAR”) and any regulations administered by the Department of the Treasury’s Office of Foreign Assets Control, and (ii) any applicable Laws and regulations of countries other than the United States that govern the importation, use, export or reexport of the Products and Designated Services. Each Party further agrees (a) to obtain appropriate export authorizations, consents or licenses that may apply to such Party’s export of any Products or Designated Services, and (b) to comply with any conditions that are contained in any export licenses pertaining to the Products upon notice of such conditions by the other Party. Without limiting the generality of the foregoing, neither Party will export or reexport, directly or indirectly, any of the Products or Designated Services to Cuba, Iran, Libya, Syria, Sudan or North Korea. Each Party agrees to comply with any reporting requirements that may apply to the export or reexport of the Products and Designated Services and to provide to the other Party or the appropriate Governmental Authority any periodic reports containing such information as may be required under applicable Law. Dell further agrees to provide GPI with Notice of any federal, state, or local U.S. taxes or tariffs that may apply to import, export or reexport of any Products or Designated Services, and, either GPI will pay such taxes or tariffs or, at the request of GPI, Dell will pay any such taxes or tariffs and GPI will promptly reimburse Dell for the amount so paid by Dell. Notwithstanding the foregoing, the Parties do not anticipate the need to disclose technical data that is subject to ITAR. Accordingly, each Party agrees that it will shall not provide any ITAR-controlled information to the other Party unless (1) the disclosing Party provides prior Notice to the receiving Party specifically identifying the type of ITAR-controlled information to be disclosed and the purpose for the disclosure, and (2) the receiving Party, upon receipt of the requisite Notice, gives its Notice to the disclosing Party of its consent to receive the ITAR-controlled information.

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11.SSAE 16 Reviews. Section 14.9 (SAS 70 Reviews) of the Agreement is deleted in its entirety, re-titled “SSAE 16 Reviews” and replaced with the following:
(b)    Dell will cause its independent auditor to perform no fewer than one (1) Service Organization Controls 1 (“SOC1”) Type II Review (a “SOC1 Review”) under Statement on Standards for Attestation Engagements (SSAE”) No. 16 (or its successor standard) per calendar year for each Dell Service Location that is a data center from which the Designated Services are provided.  Dell will provide GPI with SOC1 reports from the SOC1 Reviews (each, a “SOC1 Report”) within thirty (30) days of receipt of the SOC1 Reports from the independent auditor on approximately November 1 of each year. The audit period covered by the SOC1 Reports is January 1 to September 30 of each year.
(c)    Prior to initiating the SOC1 Review in subsection (a), Dell will Notify GPI if the scope of the upcoming review differs, in any material respect, from the scope of the prior year’s SOC1 Review.  GPI may request that Dell modify the scope of the SOC1 Review such that GPI can reasonably rely upon the SOC1 Review as evidence (assuming a favorable result from such review) that Dell’s internal controls are effective in order that GPI and the GPI Auditors can make their necessary or required attestations, certifications or other statements that GPI’s internal controls over its financial reporting are adequate in accordance with Section 404 of Sarbanes Oxley (“Section 404”).  Dell will consider GPI’s request, and if practicable Dell will incorporate any such scope modifications; provided that it will not be deemed practical for Dell to implement such scope changes if doing so would cause Dell to incur additional costs or would have a negative impact on its other customers in the applicable data center.  If Dell does not incorporate such modifications in accordance with the previous sentence, or if after GPI receives the SOC1 Report and determines that an additional audit is necessary for it to meet its control requirements, then Dell, at the request of GPI, will request its independent auditor performing the SOC1 Review in subsection (a) to coordinate with GPI and its auditors to perform a supplementary audit to Dell’s SOC1 Review that includes GPI’s requested modifications.  Any incremental costs related to the supplemental audit will be borne by GPI.
(d)    Dell will cause its subcontractors who control a data center from which Designated Services are being performed to perform SOC1 Reviews that Complement the SOC1 Reviews performed pursuant to this Agreement.  If Dell is unable to cause its subcontractors to perform SOC1 Reviews, then Dell will perform audits of the internal controls of its subcontractors that perform the Designated Services to ensure that such internal controls Complement the internal controls of Dell.  For purposes of this Section 14.9(c), “Complement” means that the internal controls of the subcontractors, when taken in combination with the internal controls of Dell represents the entire control environment applicable to the Service Location that is the subject of the SOC1 Review.
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specifically notify GPI of any significant weaknesses that are identified in the internal controls at the applicable Service Location(s).
(f)    Upon completion of each SOC1 Review, Dell will provide GPI the SOC1 Report within the time frames set forth in subsection (a).  If the Dell independent auditor conducting the SOC1 Report concludes that any control issue has not been met in the SOC1 Report (i.e., the SOC1 Report auditor opinion is qualified for failure to achieve a control objective relating to the Designated Services) (a “Control Deficiency”) and to the extent that such Control Deficiency relates to the Designated Services and Dell has reasonable control over such Control Deficiency, then Dell’s failure to promptly remedy the Control Deficiency will be deemed a material breach of this Agreement. Dell shall provide GPI with a written plan for remediating all Control Deficiencies promptly upon discovery, including the remediation activities to be taken by Dell and the target date for the completion of such remediation activities; and shall remediate all Control Deficiencies as promptly as is reasonably possible.
12.Representations, Warranties and Additional Covenants.
12.1.    Organization and Qualification. Section 16.1(a) (Organization and Qualification) of the Agreement is deleted in its entirety and replaced with the following:
(a)    Organization and Qualification. As of the Second Amendment Effective Date, Dell (i) is duly organized, validly existing and in good standing under the laws of Texas (ii) is duly qualified and in good standing as a foreign limited partnership in every jurisdiction in which the character of its business requires such qualification, and (iii) has the power to own its property and the authority to carry on its business as conducted as of the Effective Date.
12.2.    Non-Solicitation. Section 16.1(j) (Non-Solicitation) and Section 16.2(f) (Non-Solicitation) of the Agreement each are deleted in their entirety and retitled “Reserved.” and a new Section 21.13 (Non-Solicitation), which reads as follows, is added to the Agreement:
21.13    Non-Solicitation. Except as set forth in Section 15.12(e), without the prior written Consent of Dell, GPI will not, directly or indirectly, solicit for employment, hire, or otherwise retain the services of any employee of Dell or Dell’s Affiliate who was involved in the performance of Dell’s obligations under this Agreement during the preceding 12 months. Without the prior written Consent of GPI, Dell will not, directly or indirectly, solicit for employment, hire, or otherwise retain the services of any employee of GPI or GPI’s Affiliates with whom Dell came into contact in connection with the activities under this Agreement during the preceding 12 months. This prohibition on soliciting and hiring shall extend for 90 days after the termination of the employee’s employment if such employee voluntarily resigns. Neither (i) the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation, or (ii) a solicitation that targets individuals with particular work experience or skills based on information available to subscribers, members or the general public on professional or social network websites

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or job boards, nor the consideration and hiring of persons responding to such advertisements or solicitation shall be deemed a breach of this Section, unless the advertisement, solicitation or other recruiting activity is undertaken as a means to circumvent or conceal a violation of this provision or by representatives of a Party acting with knowledge of this hiring prohibition.
13.Data Loss Event
13.1.    Property Indemnification by Dell. Section 17.1(a) (Injury and Property Indemnification by Dell) is deleted in its entirety and replaced by the following:
Injury and Property Indemnification by Dell. Dell will indemnify, defend and hold the GPI Indemnitees harmless from and against all Losses for bodily injury (including death) and damage to real and tangible personal property (other than GPI Data or information) arising out of or resulting from tortious conduct of Dell or any employee, agent or subcontractor of Dell, including the negligent failure of such an employee, agent, or subcontractor to comply with any security requirements and other rules and regulations established by GPI applicable to all similarly situated employees of GPI.
13.2.    Section 18.2(b) is deleted in its entirety and replaced by the following:
The Damages Limitation is not applicable to: (1) amounts due and payable under this Agreement for Designated Services, Milestone Credits, Service Level Credits, procurement pass-throughs and reimbursements, similar charges, and interest thereon; (2) Losses subject to an indemnification obligation under Sections 17.1(a) (Injury and Property Indemnification by Perot Systems), 17.1(b) (Intellectual Property Indemnification By Perot Systems), 17.1(d) (Data Loss) to the extent the Data Loss Event was caused by Perot Systems’ Gross Negligence or willful misconduct, 17.1(g) (Failure to Comply with Regulatory Requirements), 17.1(h) (Taxes), 17.1(i) (Obligations to Subcontractors), 17.2(a) (Injury and Property Indemnification by GPI), 17.2(b) (Intellectual Property Indemnification by GPI),17.2(d) (Failure to Comply with Regulatory Requirements), or 17.2(g) (Taxes); (3) damages resulting from, arising out of or relating to the willful misconduct of a Party; (4) damages resulting from the wrongful termination of this Agreement; (5) Section 19.3 (Property Damage); and (6) damages resulting from the wrongful refusal by Perot Systems to fulfill its Termination Assistance obligations.
13.3.    Property Damage. Section 19.3 (Property Damage) of the Agreement is deleted in its entirety and replaced by the following:
Property Damage. Each Party shall be liable to the other Party, subject to Article XVIII, on direct claims by the other Party for damage to the other Party’s real and tangible personal property (other than GPI Data, data owned by Dell, or information) arising from the tortious conduct of the liable Party or its respective employees, agents or subcontractors; provided, that the liable Party’s liability shall be secondary to any insurance of the other Party.

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14.Notices. The Parties’ addresses and designees for notification purposes as specified in Section 21.8(a) of the Agreement are revised as follows. Notice to GPI either by fax or by electronic mail will no longer be effective as of January 1, 2013.

(ii)	If to GPI:
Notices delivered on or prior to December 31, 2012:
Graphic Packaging International, Inc.
814 Livingston Ct.
Marietta, Georgia 30067
Attn: Joe Pekala
E-mail Address: pekalaj@graphicpkg.com
Fax: (770) 644-2929

with a copy to:
Graphic Packaging International, Inc.
814 Livingston Ct.
Marietta, Georgia 30067
Attn: Law Department
Fax: (770) 644-2929

Effective on and after January 1, 2013:
Graphic Packaging International, Inc.
1500 River Edge Parkway
Sandy Springs, Georgia  30328
Attn: Chief Information Officer

with a copy to:
Graphic Packaging International, Inc.
1500 River Edge Parkway
Sandy Springs, Georgia  30328
Attn: Law Department

(iii)	If to Dell:
Dell Marketing L.P.
2300 West Plano Parkway
Plano, Texas 75075-8499
Attn: Kevin Jones, Vice President, Infrastructure and Cloud Computing
E-mail Address: KM_Jones@dell.com
Facsimile Number: (972) 577-6424

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with a copy to:
Dell Marketing L.P.
2300 West Plano Parkway
Plano, Texas 75075-8499
Attn: Thomas D. Williams, Vice President – Legal
E-mail Address: Del_Williams@dell.com
Facsimile Number: (972) 577-6085
15.Equipment Refresh. Section 16 of the First Amendment to Master Services Agreement is deleted in its entirety and retitled “Reserved.” Section 8.3(a) and Section 8.3(a)(i) of the Agreement are deleted in their entirety and replaced with the following:
(b)    Refreshes. Dell will implement the refresh of Equipment in accordance with the following requirements:
(ii)    Dell will refresh GPI Equipment pursuant to Project IMACs, in accordance with the applicable Project Plan, or, at GPI’s option if all of the refresh-related effort requested by GPI is encompassed by the IMAC rates or One-Time Charges defined in Schedule 4.1, such IMACs or One-Time Charges. The Parties anticipate that such Project IMACs or IMACs will be requested by GPI and performed by Dell consistent with GPI’s refresh guidelines set forth in the Financial Responsibilities Matrix. At each Semi-Annual Technology Review Meeting, GPI will notify Dell of any deviation from such refresh policy, and which GPI Equipment will be impacted from any such deviation.
16.Taxes. The Parties agree to negotiate in good faith the terms of (i) local country agreements pursuant to Section 1.1(a) of the Agreement to allocate responsibility for any taxes that may arise in Canada and Mexico due to certain Service Recipients’ receipt of Designated Services in those countries, consistent with the allocation of responsibility for Taxes stated in Article VI (Taxes), and (ii) modifications to the Parties’ respective tax indemnities contained in Section 17.1(h) (Taxes) and 17.2(g) (Taxes) to reflect such agreed allocation of responsibility. No Party shall be indemnified under Section 17.1(h) (Taxes) or 17.2(g) (Taxes) by the other Party for taxes that such Party (or an Affiliate of such Party) has assumed responsibility for in a local country agreement. The Parties will attempt to reach agreement on such terms within the first ninety (90) days following the Second Amendment Effective Date and, when such terms are agreed, promptly execute such local country agreements and add such terms as outlined in (ii) above to the Agreement pursuant to an amendment.

17.Assignment and Assumption of Master Services Agreement. Perot Systems Corporation and Dell Marketing L.P. are parties to that certain Assignment and Assumption Agreement dated as of the Second Amended Effective Date with respect to the Agreement. Subject to Section 21.5 (Binding Nature; Assignment) of the Agreement, the Parties accordingly agree that references in the Agreement to Perot Systems Corporation and Perot Systems, including as part of any defined term in the Agreement, shall be deemed references to Dell. By way of example, references in the Agreement to Perot Systems Excuse shall be deemed references to Dell Excuse,

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as such term is defined in amended Schedule A attached hereto. Notwithstanding the foregoing, all references to Perot Systems contained in Section 1.1(b) of the Agreement shall be deemed references to both Perot Systems and Dell.

18.Schedules and Attachments. The following Schedules and Attachments to the Agreement are amended and restated, effective as of the Second Amendment Effective Date, (except Schedule 10.9 (Data Transfer Agreement), which is added to the Agreement effective as of the Second Amendment Effective Date) and, as so amended and restated, are attached to and a part of this Second Amendment.
Schedule A    Definitions and Rules of Interpretation
Schedule 1.1(a)    Service Recipients
Schedule 2.1.1    Service Towers
Schedule 2.2(a)    Statement of Work
Schedule 2.5    Critical Milestones and Milestone Credits
Schedule 2.7    Project Guidelines and In-Flight Projects
Schedule 2.8(b)    Managed Agreements
Schedule 2.10    Service Level Agreement
Schedule 2.13    Reports
Schedule 3.2    Account Governance
Schedule 3.4    Customer Satisfaction Surveys
Schedule 3.5(b)    Contract Change Control Procedures
Schedule 4.1    Charges
Schedule 4.2    Invoices
Schedule 5.1(c)    Benchmark Methodology
Schedule 8.2    Financial Responsibilities Matrix
Schedule 9.2(a)(i)(A)    Key Personnel and Critical Personnel
Schedule 9.2(a)(i)(B)    GPI Competitors
Schedule 9.3(b)    Consented Subcontractors
Schedule 10.2    Service Locations

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Schedule 10.7(a)    Physical Security Guidelines
Schedule 10.7(b)    Logical Security Guidelines
Schedule 10.9    Data Transfer Agreement
Schedule 15.1    Termination Fees
Schedule 19.1    Insurance
Schedule 20.1    Dispute Resolution Procedure

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Second Amendment as of the date(s) set forth below.

GRAPHIC PACKAGING INTERNATIONAL, INC.
By: /s/ David W. Scheible
Name: David W. Scheible
Title: President & CEO
Date: August 3, 2012

DELL MARKETING L.P. (as assignee of Perot Systems Corporation)

By: /s/ Eric Hutto
Name: Eric Hutto
Title: VP, General Manager, Dell Services
Date: August 3, 2012

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